UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 1, 2007 (January 29, 2007)

Date of Report  (Date of earliest event reported)

PRAECIS PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30289	04-3200305
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

830 Winter Street, Waltham, Massachusetts 02451-1420

(Address of principal executive offices, including zip code)

(781) 795-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement.

As previously publicly disclosed, on January 29, 2007, the Company entered into an asset purchase agreement with Speciality European Pharma Limited, a company organized under the laws of England and Wales (“SEP”) (such agreement, the “Asset Purchase Agreement”), for, and consummated the sale to SEP thereunder of, certain assets owned by the Company that are or were principally used in the development, manufacture, marketing, distribution and sale of Plenaxis® product (such sale, the “Disposition”).  The Asset Purchase Agreement contains customary representations and warranties, covenants and indemnities made by the parties as set forth therein.

Among the assets that SEP has acquired pursuant to the Asset Purchase Agreement are the Company’s rights granted by the United States Food and Drug Administration to market Plenaxis® product in the United States.  SEP has also acquired all of the Company’s equity interest in its wholly-owned subsidiary, PRAECIS Europe Limited, a private limited company incorporated in England and Wales (“PRAECIS Europe”).  PRAECIS Europe is the holder of the certificate of registration received by PRAECIS Europe from Bundesinstitut für Arzneimittel und Medizinprodukte to market Plenaxis® product in Germany.

In connection with the Disposition, on January 29, 2007, the Company entered into a termination and release agreement with Baxter Pharmaceutical Solutions LLC and Baxter Healthcare Corporation (collectively, “Baxter”).  The agreement provides for the termination of the Company’s commercial supply agreement with Baxter and mutual releases of obligations and liabilities of the Company and Baxter under the supply agreement, subject to the survivability of certain provisions including those relating to mutual indemnification and confidentiality and to a covenant for the Company to maintain customary commercial product liability insurance coverage.  The commercial supply agreement required the Company to make minimum annual purchase commitments of $650,000 in respect of each of 2007 and 2008.

Also in connection with the Disposition, the Company has assigned to SEP the Company’s rights and obligations under its supply agreement with Cambrex Charles City, Inc. and its development and supply agreement with Lonza Braine S.A. (such agreements, collectively, the “Manufacturing Agreements”).  With respect to future obligations under the Manufacturing Agreements, the Company has been granted a full release in respect of the Lonza development and supply agreement but has not received a release from its obligations in respect of future minimum annual commitment payments under the Cambrex supply agreement, which could arise in the event that SEP does not fulfill its payment obligations thereunder.  Under the Asset Purchase Agreement, SEP has assumed the future obligations of the Company under the Manufacturing Agreements, including the payment of approximately $6.4 million in aggregate minimum annual commitments under such contracts payable in the years 2007 through 2010.  The Asset Purchase Agreement does not provide for any up-front consideration upon execution, but requires SEP to make certain payments after closing (but only if certain preconditions set forth in the Asset Purchase Agreement are met), including certain royalty payments and reimbursement to the Company of approximately $2.15 million that the Company has paid in respect of minimum annual commitments under the Manufacturing Agreements and the Baxter commercial supply agreement for the year 2006.

In addition, among the assets being transferred with the Disposition, the Company has granted to SEP a license in connection with the Company’s proprietary Rel-Ease™ drug delivery technology.

The foregoing description is qualified in its entirety by reference to the copy of the Asset Purchase Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.              Termination of a Material Definitive Agreement.

The information set forth in the third paragraph of Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.01.              Completion of Acquisition or Disposition of Assets.

The closing of the Disposition occurred concurrently with the closing of the Asset Purchase Agreement.  The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Asset Purchase Agreement dated as of January 29, 2007, between PRAECIS PHARMACEUTICALS INCORPORATED and Speciality European Pharma Limited. †

† Confidential treatment has been requested for certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2007	PRAECIS PHARMACEUTICALS INCORPORATED

	By	/s/ Edward C. English
Edward C. English
Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Asset Purchase Agreement dated as of January 29, 2007, between PRAECIS PHARMACEUTICALS INCORPORATED and Speciality European Pharma Limited.†

†  Confidential treatment has been requested for certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.